[LOGO] BROCKER Technology Group

                                                           2150 Scotia One
                                                         10060 Jasper Avenue
                                                      Edmonton, Alberta T5J 3R8,
                                                                Canada

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COMPANY CONTACTS
New Zealand                            United States                           Canada
Nigel Murphy                           Lisa Arnold                             Anthony Zelen
Marketing Communications Manager       Wall Street Investor Relations Corp     Mindshare Communications
Phone 64- 9-481-9988                   Phone: 301-907-4092                     Phone:  888-301-6788
Fax:  64-9-481-9989
Email: nmurphy@brocker.co.nz           Email: Larnold@WallStreetIR.com         Email: bki@mindsharecommunications.com
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FOR IMMEDIATE RELEASE

EDMONTON, ALBERTA, CANADA - August 18, 2000 - Brocker Technology Group Ltd. ("Brocker") announces that its common shares will begin trading on the NASDAQ market on Monday, August 21, 2000 under the symbol BTGL. Brocker's shares will continue to trade on the Toronto Stock Exchange under the symbol BKI.

Brocker, best known for its international technology distribution and service businesses, made the strategic decision to shift its business emphasis to
e-business communications technology. Following a series of strategic acquisitions, Brocker launched a proprietary set of integrated communications and transaction processing software products. These software products enable and streamline the entire B2B communication process, making it more functional, efficient and cost effective.

Commenting on the NASDAQ approval, Michael B. Ridgway, Brocker's Chief Executive Officer said, "The increased exposure from listing on the NASDAQ should help the company achieve valuations more reflective of our achievements and potential growth in the wireless application market. As we expand our business throughout North America, the efficiencies existing in the NASDAQ marketplace should improve our access to new capital for future acquisitions."

ABOUT BROCKER TECHNOLOGY GROUP

Brocker is a global innovator in business-to-business communication systems focusing on application development, technical consulting services, application hosting, and vendor services (Brocker's original technology distribution and service business). Brocker's e-communications products, collectively called Enterprise Communications Suite, include Supercession (e-business transaction processing software), Bloodhound (unified messaging software) and PowerPhone (caller ID software that also displays all of the client's transaction history). Brocker has established partnering agreements with KPMG, and PeopleSoft. Brocker's Enterprise Communication-Suite integrates seamlessly with


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PeopleSoft's ERP software.  For further information,  please visit the company's web site at www.brockergroup.com, or call or Email the investor relations contact in your area.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses; the risk of obtaining financing, and other risks described in the Company's Securities and Exchange Commission filings. Product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.

Further  information  respecting  these  matters may be  obtained by  contacting
Robert   Rowell,    Investor   Relations,    Phone:    1-800-299-7823,    Email:
brocker@cadvision.com


THE TORONTO STOCK EXCHANGE HAS NEITHER APPROVED NOR DISAPPROVED THE INFORMATION CONTAINED HEREIN.


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